EXHIBIT 21.1

             LIST OF SUBSIDIARIES OF TRANSPORTATION COMPONENTS, INC.

1.       Amparts International, Inc., a Texas corporation
2.       Charles W. Carter Co. - Los Angeles, a California corporation
3.       Charles W. Carter Co. - Arizona, Inc., an Arizona corporation
4.       Charles W. Carter Co. - Hawaii, Inc., a Hawaii corporation
5.       K.O.Y. Corp , a Hawaii corporation
6.       The Cook Brothers Companies, Inc., a New York corporation
7.       NEC Leasing, Inc., a New York corporation
8.       Drive Line, Inc., a Florida corporation
9.       Gear and Wheel, Inc., a Florida corporation
10.      Perfection Equipment Company, an Oklahoma corporation
11.      Plaza Automotive, Inc., a Missouri corporation
12.      Brake & Spring, Inc., an Illinois corporation
13.      Mobile Power & Hydraulics, Inc., a Missouri corporation
14.      Hardy's Truck Parts, Inc., a Tennessee corporation
15.      Transportation Components Company, a Minnesota corporation
16.      Universal Fleet Supply, Inc., a California corporation
17.      American Truck Transport Equipment, Inc., an Indiana corporation
18.      Brake Service and Equipment Co. of Florida, Inc., a Florida corporation
19.      DSS/ProDiesel, Inc., a Tennessee corporation
20.      Fleet Products, Inc., a Florida corporation
21.      Hoosier Trailer & Truck Equipment, Inc., an Indiana corporation
22.      ITGM International, Inc., a California corporation
23.      JDK Industries, Inc., a Florida corporation
24.      WJV, Inc., a California corporation
25.      Proveedor Mayorista al Refaccionario, S.A. de C.V., a Mexican
           corporation
26.      Wes-T-Rans Limited, a Manitoba corporation
27.      TransCom USA Management Co., L.P., a Texas limited partnership
28.      TUSA GP, Inc., a Delaware corporation
29.      TUSA LP, Inc., a Nevada corporation


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